EXHIBIT 3.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

KREISLER MANUFACTURING CORPORATION

The undersigned, a corporation duly organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 242 of Title 8 of the Delaware Code, does hereby certify:

1.	The name of the corporation as it appears on the records of the Secretary of State of Delaware is KREISLER MANUFACTURING CORPORATION (the “Corporation”);

2.	The date of the incorporation of the Corporation is December 23, 1968;

3.	The first paragraph of Article Fourth of the Certificate of Incorporation of the Corporation is hereby amended and reinstated in its entirety as follows:

“FOURTH. The corporation shall be authorized to issue one class of shares of stock to be designated “Common Stock;” the total number of shares which the corporation shall have the authority to issue is 3,000,000; and each such share shall have a par value of $0.125 per share.”

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on its behalf this 8th day of December, 1997.

KREISLER MANUFACTURING CORPORATION

/s/ Edward L. Stern

Edward L. Stern
President and Chief Financial Officer